Exhibit 10.30

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THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the "Amendment") is made this February 25, 2021 (the "Effective Date"), by and between ARE-SD REGION NO. 44, LLC, a Delaware limited liability company ("Landlord"), and ARCTURUS THERAPEUTICS, INC., a Delaware corporation ("Tenant").

RECITALS

A.Landlord and Tenant are parties to a ce1tain Lease Agreement dated as of October 4, 2017, as amended by a First Amendment to Lease dated January 31, 2020, and a Second Amendment to Lease dated November 13, 2020 (as so amended, the "Lease"), wherein , in addition to Premises located at 10628 Science Center Drive, La Jolla, California, Landlord leased to Tenant ce1tain premises on a temporary basis (the "Temporary Premises") located at 10578 Science Center D1ive, La Jolla, California as more particularly described therein .

B.The term of the Lease with respect to the Temporary Premises expires on February 28, 2022 (the "Termination Date"). Tenant desires to extend the term of Lease as it affects the Temporary Premises for a period of thi1ty-seven months, and Landlord is willing to extend the term of the Lease on the terns herein set forth .

AGREEMENT

NOW , THEREFORE, the parties hereto agree that the Lease is amended as follows:

1.	Extension; Rent.

(a)Notwithstanding anything to the contrary contained in the Lease, the tern.1 of the Lease as it affects the Tempora1y Premises shall expire, unless terminated earlier pursuant to the Lease, on March 31, 2025 (the "Amended Termination Date").

(b)Tenant shall continue to pay, through the Amended Termination Date, all amounts due and owing under the Lease including, without limitation , Base Rent and Operating Expenses as provided under the Lease. Commencing on March 1, 2022, Tenant shall pay Base Rent with respect to the Tempora1y Premises in the amount of $5.50 per rentable square foot of the Temporary Premises per month . Base Rent with respect to the Temporary Premises shall be increased on March 1, 2023 and on each March pt thereafter (each, an "Adjustment Date"), by multiplying the Base Rent payable immediately before such Adjustment Date by 3% and adding the resulting amount to the Base Rent payable in1lllediately before such Adjustment Date.

(c)Notwithstanding anything to the contrary contained herein, so long as Tenant is not in Default under the Lease, Tenant shall not be required to pay Base Rent for the months of March 2022, and Ap1il 2022 (collectively, "Abatement Months"). Tenant shall continue to pay Tenant's Share of Operating Expenses as required under the Lease during the Abatement Months.

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(d)Tenant shall voluntarily surrender the Tempora1y Premises on or before the Amended Termination Date. Tenant agrees to cooperate reasonably with Landlord in all matters , as applicable, relating to (i) surrendering the Tempora1y Premises in accordance with the surrender requirements and in the condition required pursuant to the Lease, and (ii) all other matters related to restoring the Temporary Premises to the condition required under the Lease.

(e)Any and all rights of Tenant to extend the term of the Lease with respect to the Temporary Premises beyond the Amended Termination Date are hereby revoked, and Tenant shall have no further rights to extend the term of the Lease with respect to the Temporary Premises after the Amended Termination Date. Nothing herein shall excuse Tenant from its obligations under the Lease prior to the Amended Termination Date.

2.OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control ("OFAC") of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the "OFAC Rules"), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

3.	Miscellaneous.

(a)Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Lease.

(b)This Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(c)Except as amended and/or modified by this Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Amendment. In the event of any conflict between the provisions of this Amendment and the provisions of the Lease, the provisions of this Amendment shall prevail. Whether or not specifically amended by this Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Amendment.

(d)This Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

(e)Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively, "Broker") in connection with this transaction other than Cushman & Wakefield and CBRE, and that no Broker brought about this transaction other than Cushman & Wakefield and CBRE. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Cushman & Wakefield and CBRE, claiming a

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commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

(f)This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

(g)For purposes of Section 1938 of the California Civil Code, as of the date of this Amendment, the Building has not been inspected by a certified access specialist.

(Signatures on Next Page)

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TENANT:

ARCTURUS THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Joseph E. Payne
Its:	President & CEO

I hereby certify that the signature, name, and title above are my signature, name and title.

LANDLORD:

ARE-SD REGION NO. 44, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:	/s/ Gary Dean, EVP Legal